Chanticleer Holdings Secures $2 million Credit Facility

Company Planning to Further Expand Hooters Brand Globally

Charlotte, NC – August 18, 2011: Chanticleer Holdings, Inc. (OTCBB:CCLR), announced today that it has secured a $2 million credit facility with Paragon Commercial Bank. The credit facility has a one-year term and a facility limit of $2 million with advances at the Company’s discretion to use for working capital and investment in new business ventures.

The credit facility carries an interest rate at the greater of the Wall Street Journal’s Prime Rate (currently 3.25 percent) plus 0.50 percent or 4.50 percent and is secured by all the assets of the Company.  The credit facility is collateralized by a $2 million deposit made by Michael Haley and is personally guaranteed by Michael Pruitt, Chief Executive Officer of Chanticleer Holdings.

“We are pleased to continue and enhance our relationship with Paragon Bank,” said Michael Pruitt. “Looking forward, availability of capital on reasonable terms will provide a significant advantage to Chanticleer as we seek to invest in new markets, primarily with Hooters franchises in the international countries.”

Chanticleer plans to use the funds to expand on its success with the Hooters Franchise in South Africa as well as launch into new territories that are currently being negotiated.  Chanticleer, through a joint venture with SGShaw Food, PTY of Durban, South Africa, has opened three Hooters restaurants in South Africa and plans to open at least four more over the next four years.

About Chanticleer Holdings, Inc.

Chanticleer Holdings, Inc. is a publicly traded holding company that is headquartered in Charlotte, NC. It operates two wholly-owned operating subsidiaries: Chanticleer Advisors, an investment manager; and Avenel Ventures, a consulting firm. Additionally, the company owns several minority investments in private companies, including an interest in HOA Holdings, LLC, with 161 company-owned Hooters locations across sixteen states, or nearly half of all domestic Hooters restaurants and over one-third of the locations worldwide. Chanticleer Holdings, Inc. was formed in 2005 as a business development company. In 2008 our shareholders elected to convert to an operating holding company. For further information, please visit www.chanticleerholdings.com.

Contact:
Todd Fromer/Sharron Silvers
KCSA Strategic Communications
P: 212-682-6300